Exhibit 10.11

Rapid7 UK Limited

June 13, 2013

Richard Moseley

Restrop Farm, Purton, Swindon

Wiltshire SN5 4LW

United Kingdom

Dear Richard:

We are pleased to offer you the position of Vice President of International with Rapid7 UK Limited (the “Company”).

Your employment shall commence on a date mutually agreed between you and the Company (currently anticipated to be August 27, 2013). No other previous employment will count as part of your continuous period of employment with the Company.

The first 3 months of your employment shall be a probationary period and your employment may be terminated during this period at any time on one week’s notice or payment in lieu of notice. The Company may, at its discretion, extend the probationary period for up to a further 3 months. During the probationary period your performance and suitability for continued employment will be monitored. At the end of the probationary period you will be informed in writing if you have successfully completed your probationary period.

1.	Position, duties and place of work. You shall perform the duties of Vice President of International as commonly associated with this position and other duties reasonably determined from time to time by the Company consistent with the Company’s stage of development. You will report to Corey Thomas, President and Chief Executive Officer, Rapid7, Inc. As part of your job duties, you will work with the Company’s People Strategy and Finance teams to design and develop competitive employee compensation and benefits programs to attract and retain international employees, including but not limited to such schemes as family medical and insurance plans, and subject to approval by the Chief Financial Officer and Chief People Officer of Rapid7, Inc.

2.	During your employment with the Company, you will devote the whole of your working time and attention and abilities (except for holiday periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies or applicable law) to your duties and the business of the Company. You shall faithfully and diligently perform your duties to the best of your ability and use your best endevours to promote the interests of the Company. The Company reserves the right to change your position, duties, reporting relationship, work location, job duties, and the Company’s general employment policies and procedures, from time to time in its discretion.

Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by the general employment policies and practices of the Company and to obey the reasonable instructions of the Company and to comply with lawful rules or regulations issued by the Company from time to time. Details of the Company’s rules relating to dismissal, disciplinary action and grievances (including the person to whom you may apply if you are dissatisfied with the disciplinary decision to dismiss or any grievance outcome) are available from the Chief People Officer. You also agree to comply with all health and safety guidelines and instructions that the Company may give from time to time, including those relating to working from home.

It is a condition of this offer that by accepting it or by commencing work under it you will not be breaching any contractual or other obligation to any current or former employer or other person and, by accepting this offer, you confirm that this condition has been fulfilled. Subject to the remaining provisions of this clause, your normal place of work will be your home address, which at present is Restrop Farm, Purton, Swindon Wiltshire SN5 4LW. You shall inform the Company as soon as possible if you plan to move house. You confirm that you are not in breach of any covenant or agreement in working from home.

The Company may require you to travel to and work from other locations in the UK and abroad for the proper performance of your duties. The Company also may require you to travel to Corporate Headquarters in Boston, MA or other Rapid7 offices as necessary for the proper performance of your duties. If the Company requires you to work abroad for a consecutive period of one month or more, it shall inform you of the terms that will apply during that time. If the Company or the Company establishes an office or otherwise acquires premises in the United Kingdom, the Company may require you to work from such premises on reasonable notice to you.

You are responsible for ensuring the security of confidential information at home. In particular, you undertake to protect by password any confidential information held on your home computer, lock your computer terminal when left unattended, ensure any wireless network is secure and keep all papers kept in filing cabinets that are locked when not in use.

3.	Compensation; Working Time. Your initial base salary will be one hundred fifty thousand pounds (£150.000,00) per annum, less standard payroll deductions and withholdings. Your salary will accrue daily and you will be paid monthly in arrears in accordance with Company practice and policy directly into your bank or building society. You will be expected to work the Company’s normal business hours (Monday to Friday, 9am to 6pm with one hour for lunch) and such additional time as may be required by the nature of your work assignments. You will not be eligible for overtime compensation. You agree that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly working hours shall not apply to your employment. You may withdraw your consent by giving the Company not less than three (3) months’ notice in writing.

In addition, you will be eligible to earn a target commission of one hundred fifty thousand pounds (£150.000,00) annually based on the achievement of targets to be notified to you within 60 days of your Start Date. For exceptional performance, the potential commission will not be capped and it will be possible for you to earn in excess of that sum in the event that you exceed mutually agreed upon targets. As a condition precedent to earning and receiving your commission, you must remain an active employee with the Company through the date the commission otherwise is scheduled to be paid. If your employment has been terminated for any reason before such date or if you are working under notice, whether given by you or the Company, then you will not be entitled to any unpaid commission even where such commission has been notified to you.

Your compensation package will be reviewed on an annual or more frequent basis by the Company, and is subject to change in the discretion of the Company. There is no obligation on the Company to increase your compensation package following a review.

The Company will reimburse you for reasonable expenses incurred in the course of your business duties in accordance with Company’s expense policy and upon submission of appropriate receipts.

The Company may deduct from your salary, or any other sums owed to you, any money which you owe to the Company or any group company.

4.	Stock Options.

Subject to approval of the board of directors of Rapid7, Inc. (the “Parent”), Parent will issue you an option (the “Option”) to purchase sixty thousand (60.000,00) shares of Parent’s common stock pursuant to the Rapid7 Stock

Option Plan (the “Plan”) at an exercise price equal to the fair market value of the stock as of the date of grant as determined by the Parent board. The Option will be subject to a four-year vesting period subject to your continued employment with the Company, with twenty-five percent (25%) of the shares subject to the Option vesting on the one year anniversary of your vesting commencement date, and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of your continued service thereafter. The Option will be governed in full by the terms and conditions of the Plan and your individual option agreement. The option shall be subject to the standard terms and conditions of the Parent’s executive change of control plan, as approved and amended by the Parent board of directors. The Option shall not form part of your entitlement to remuneration, benefits or entitlements pursuant to your contract of employment and your contract of employment shall not give you any right to have an option granted to you in respect of any number of shares either subject to any condition or at all. Your rights and obligations under the terms of your contract of employment shall not be affected by your participation in the Plan. In particular, no benefits under the Plan shall be pensionable. You shall have no rights to seek equitable relief or to receive compensation or damages for any loss or potential loss which you may suffer in connection with any options or any rights or entitlements granted pursuant to the Plan or any other employee share plan established by the Company or any other group company which loss or potential loss arises in consequence of the loss or termination of your employment with any group company for any reason whatsoever and however that termination may be occasioned (including, without limitation, wrongful, unfair or otherwise unlawful termination).

5.	Benefits.

a.	Pension. The Company shall comply with its legal obligations in relation to the provision of pension arrangements and contributions. At present, the Company is not required to make arrangements for you to participate in a pension scheme. However, the Company will make a contribution of an amount equivalent to eight per cent (8%) of your basic salary to a personal pension plan for your benefit. A contracting out certificate is not in force in respect of your employment.

b.	Holidays. You are entitled to twenty-five (25) days paid holiday in addition to the usual public holidays in the UK in each complete year of your employment. You are entitled to a pro rata proportion of such holiday entitlement in the calendar year of your joining and leaving the Company’s employment. Holidays shall be paid at your normal rate of salary as set out above. You must agree your holiday leave in advance with the Company, subject to the Company’s operational requirements. Your holiday entitlement will be deemed to accrue from day to day and may not be carried over from one holiday year to the next. The Company reserves the right to require you to take any outstanding holiday during any period of notice of termination of employment (whether given by you or the Company). No payment will be made in lieu of holiday accrued but not taken, save on termination of your employment. If, upon the termination of employment, the number of days of holiday which you have taken in the relevant year differs from your accrued entitlement, then a payment for the number of days’ difference will be either paid to you or refunded by you depending on whether the amount actually taken is less or greater than your entitlement and you hereby consent to the Company making a deduction from your final salary payment and/or other monies owed to you if you have taken more holiday than you have accrued. You will not be entitled to such a payment if the Company is entitled to, and does terminate your employment summarily or if you refuse to take any holiday entitlement during your notice period. The Company’s holiday year runs from January 1st to December 31st.

c.	Sickness. You will be entitled to full pay for up to 10 days of absence due to sickness or injury in any consecutive 12 month period. Any further period will be paid as provided for under the statutory sick pay (“SSP”) legislation in force at the relevant time. Monday to Friday (inclusive) in each week shall be qualifying days for the purposes of legislation relating to SSP. If you are unable to attend work and/or perform your duties on any day because of sickness or injury, you must notify your supervisor by 9am on that day.

In the event of sickness or injury which lasts for up to 7 consecutive calendar days, you shall promptly send a self-certificate to the Company in the form set out by the Company. For absence of more than 7 consecutive calendar days you must obtain a certificate from your doctor (a “Statement of Fitness for Work”) stating that you are not fit for work and the reason(s) why. This should be forwarded to your supervisor as soon as possible. If your absence continues, further certificates must be provided to cover the whole period of absence until you return to work. Where the Company is concerned about the reason for absence or frequent short-term absence, it may require a medical certificate for each absence, regardless of the duration. In such circumstances, the Company will cover any costs incurred in obtaining such medical certificates, for absences of less than a week, on production of a doctor’s invoice. You agree to be examined at the Company’s expense by a doctor nominated by the Company if any time it so requests and you authorize the doctor to disclose and discuss with the Company and its advisers the results of such examinations.

In the event that you are sick during a period of annual leave, in the event that you wish to reclaim the annual leave, you must provide a medical certificate for each day of your sickness during that period of holiday. In the absence of such a certificate, the Company will consider that period of annual leave to have been taken from your annual entitlement.

d.	Car allowance. The Company shall provide you a car allowance of ten thousand pounds (£10.000,00) gross per year, which shall be payable at the rate of £833.33 per month, paid with and in the same manner as the salary in accordance with clause 2 above.

e.	Fuel Card. In addition, the Company shall provide you with a monthly fuel stipend

f.	Other. The Company may modify its benefits programs from time to time in its discretion.

6.	Proprietary Information and Inventions Agreement. As a condition of employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a form of which is attached hereto as Attachment A.

7.	Protection of Third Party Information. In your work for the Company, you shall not use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality; and not to violate any lawful agreement that you may have with any third party. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company, or which otherwise could create a conflict of interest with the Company.

8.	Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

9.	Termination. Subject to the remaining provisions of this clause, you must give the Company and are entitled to receive from the Company one (1) calendar month’s notice in writing of termination of employment and to an additional week’s notice for each year of employment in excess of four (4) years up to a maximum of 12 weeks’ notice in writing.

Notwithstanding the notice provisions set out above in this clause 8, the Company is entitled, at its sole discretion, to terminate your employment at any time with immediate effect by notifying you that it is exercising its right under this clause. In such circumstances, the Company will make a payment in lieu of basic salary to you in lieu of notice within 28 days of such notification, deducting such sums equivalent to tax and other withholdings from such payment. The Company is also entitled at its sole discretion to require you to work a proportion of the notice period and to pay you in lieu of the remaining proportion. If the Company decides not to exercise this right, you cannot enforce the payment as a contractual debt nor as liquidated damages and your sole remedy shall be a claim in damages.

The Company may terminate your employment with immediate effect in the case of gross misconduct (for example, a material breach of the terms of your employment, an act of dishonesty or willful neglect) and (after a warning in writing) if you have committed any repeated or continued breach of your obligations to the Company or if you cease to be entitled to work in the UK.

If written notice to terminate your employment has been given by you or the Company, the Company may require you to perform such alternative duties as the Company reasonably determines or require you to perform no duties and/or exclude you from the premises. During this period, the Company will be under no obligation to provide any work or vest any powers in you and you will have no right to perform any services for the Company. In these circumstances, the Company shall continue to pay you at your basic salary referred to above, and provide all other contractual benefits to you. During any such period you will remain employed by the Company and subject to all your express and implied duties towards the Company. In particular, you agree that you will not carry out work of any kind for a third party.

Upon termination of your employment under this agreement for any reason whatsoever or at any time on request by the Company you must immediately return to the Company all items of property belonging to the Company in your possession or control, including but not limited to any items that relate to the intellectual property, affairs and business of the Company, including customer lists, sale records, technical information and data, software, manuals, correspondence, notes, reports, papers and other documents (together with any summaries, extracts or copies thereof), company care, keys, credit cards, passes and tools. Your obligations under this clause include the return of property in all formats, including electronic documents. You shall if requested by the Company confirm your compliance with your obligations under this clause in writing.

If you have any confidential information or work you have carried out for the Company which is stored on a device (including a personal computer, laptop computer, web-server, personal digital assistant, smart phone, disk, memory stick or other device) which does not belong to the Company, you undertake that you will notify the Company of this fact and provide the Company with access to such a device so that it can download the information and/or supervise its deletion from the device concerned.

10.	Proof of Right to Work. This offer of employment is conditional on you providing to the Company documentary evidence of your identity and eligibility for employment in the United Kingdom. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

11.	Confidentiality of Terms. You agree to follow the Company’s policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this offer letter, in particular regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company or of the Parent; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax, or accounting advice.

12.	Miscellaneous. There is no collective agreement which directly affects your employment. This letter, including the attached Proprietary Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. It is not intended that the Contracts (Rights of Third Parties) Act 1999 should apply to this letter or that any third party should be able to enforce any term of this letter against the Company or any of its group companies. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with English law without regard to conflicts of law principles and the parties submit to the non-exclusive jurisdiction of the courts of England and Wales. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

13.	Expiration of this offer letter. The terms of this offer letter will expire if not accepted by 5pm Pacific Time on June 21, 2013.

We are all delighted to be able to extend you this offer of employment and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this offer letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information Agreement.

Very truly yours,

Rapid7 UK Limited

/s/ Corey Thomas
Corey Thomas
Director

ACCEPTED AND AGREED:

Richard Moseley

/s/ Richard Moseley
Signature

14th June 2013
Date

Enclosure: Proprietary Information and Inventions Agreement